Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-159656  on Form S-3 of our report dated March 10, 2009, except as to notes 25 and 26 which are as of May 22, 2009, relating to the consolidated financial statements of Telesat Holdings Inc. (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to changes in accounting principles) appearing in the Current Report on Form 8-K of Loral Space & Communications Inc dated June 8, 2009 for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
June 30, 2009